Exhibit 99.1

EVERI REPORTS SECOND QUARTER 2023 RESULTS
Revenues Rise 6% Reflecting Growth in Both Games and FinTech Segments including a 9% Increase in Recurring Revenues
Company Updates Full Year Outlook

Las Vegas – August 9, 2023 - Everi Holdings Inc. (NYSE: EVRI) (“Everi” or the “Company”), today announced results for the second quarter ended June 30, 2023.
•Revenues increased 6% to $208.7 million from $197.2 million a year ago
◦FinTech segment revenues grew 13% to $95.6 million, reflecting a 26% increase in software and other revenues, a 9% rise in financial access revenues and a 6% increase in hardware revenues
◦Games segment revenues rose 1% to $113.1 million, reflecting a 5% rise in gaming operations partially offset by an 8% decline in gaming equipment and systems sales revenues
◦Recurring revenues grew 9% to $151.6 million and represented 73% of total revenues; non-recurring revenues declined 1% to $57.1 million
•Operating income of $53.3 million declined 2% from $54.5 million in the prior year; net income decreased 16% to $27.4 million, or $0.29 per diluted share, compared to $32.5 million, or $0.33 per diluted share, in the 2022 second quarter, primarily due to higher net interest costs of $7.8 million in the second quarter of 2023
•Adjusted EPS, a non-GAAP financial measure, was $0.41 per diluted share compared with $0.48 per diluted share in the prior year
•Adjusted EBITDA, a non-GAAP financial measure, increased 2% to $96.1 million compared with $94.4 million in the 2022 second quarter
•Free Cash Flow, a non-GAAP financial measure, was $47.7 million compared with $49.8 million in the 2022 second quarter
•Repurchased 2.7 million shares for $40.0 million in the 2023 second quarter under the $180 million share repurchase authorization, with $140.0 million available to repurchase
•Revised 2023 outlook, including net income range of $98 million to $106 million, Adjusted EBITDA range of $380 million to $386 million and Free Cash Flow range of $147 million to $153 million

Randy Taylor, Chief Executive Officer of Everi, said, “Our second quarter results include 6% year over year revenue growth. Revenues for both our FinTech and Games segment grew as we continue to benefit from our investments in new product development as well as from several tuck-in acquisitions we completed since the beginning of 2022. Importantly, despite the impact from higher interest rates and inflationary pressures, we continued to generate strong Free Cash Flow, which positions the Company to invest in our growth initiatives and return capital to shareholders through share repurchases.
"Our FinTech segment continued to generate strong year-over-year gains across all of our product categories as revenue rose 13% to an all-time quarterly record, with operating income increasing 13% and Adjusted EBITDA growing 6% compared to the year-ago period. Player funding reached an all-time quarterly record of $11.7 billion, exceeding $11 billion for the second quarter in a row, which drove growth in financial access services revenues. We also achieved strong year-over-year growth in hardware sales, as well as software and other revenues.

"While Games segment revenue continued to grow, gaming operations revenues and unit sales were impacted by near-term challenges during a transition period as we roll-out new cabinets and content. Following several consecutive years of growth in our installed base and increased unit shipments, we expect our Games segment revenue will be flat to slightly down in the second half of the year as compared to the second half of 2022. With the expected launch of several new cabinets in the back half of this year and first half of 2024, we expect our Games segment will return to an attractive growth profile.

“We continue to generate strong Free Cash Flow and are on track to deliver approximately $150 million of Free Cash Flow in 2023. We expect to continue to invest in development initiatives to sustain longer-term growth while remaining active in share repurchases. We are confident that we have the right product strategies and capital allocation priorities in place to continue creating value for shareholders.”

Consolidated Full Quarter Comparative Results (unaudited)

	As of and for the Three Months Ended June 30,
	2023	2022
	(in millions, except per share amounts)
Revenues	$208.7	$197.2

Operating income (1)	$53.3	$54.5

Net income (1)	$27.4	$32.5

Net earnings per diluted share (1)	$0.29	$0.33

Adjusted EPS (2)	$0.41	$0.48

Weighted average diluted shares outstanding	93.5	98.7

Adjusted EBITDA (3)	$96.1	$94.4

Free Cash Flow (3)	$47.7	$49.8

Cash and cash equivalents	$210.6	$238.1

Net Cash Position (4)	$28.4	$93.1
(1) Operating income, net income, and net earnings per diluted share for the three months ended June 30, 2023, included $1.2 million for employee severance costs and related expenses, $0.6 million for non-recurring professional fees associated with acquisitions, litigation and the debt amendment, and $0.2 million for office and warehouse consolidation costs. Operating income for the three months ended June 30, 2022, included $0.7 million for office and warehouse consolidation costs and $0.9 million for non-recurring professional fees and other.
(2) For a reconciliation of net earnings per diluted share to Adjusted EPS, see the Unaudited Reconciliation of net earnings per diluted share to Adjusted EPS provided toward the end of this release.
(3) For a reconciliation of net income to Adjusted EBITDA and Free Cash Flow, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided toward the end of this release.
(4)    For a reconciliation of Net Cash Position to Cash and Cash Equivalents, see the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided toward the end of this release.
Second Quarter 2023 Results Overview
Revenues for the three-month period ended June 30, 2023 increased 6% to $208.7 million compared to $197.2 million in the year-ago quarter. Organic revenues rose 3% over the prior year, while revenues from acquisitions completed since July 1, 2022 contributed $5.3 million in the quarter. Recurring revenues increased 9% to $151.6 million from $139.7 million in the prior-year period driven by growth in both the Games and FinTech segments. Revenues from one-time sales declined 1% to $57.1 million from $57.5 million a year ago, driven by an 8% decrease in gaming equipment and systems sales partially offset by a 6% increase in FinTech hardware and one-time software sales.
Operating income of $53.3 million declined 2% from $54.5 million in the prior-year period as a result of higher costs. The year-over-year increases in operating expenses, research and development expense, and depreciation reflect higher labor costs, higher development costs and investment in growth initiatives.
Lower operating income and higher interest expense drove a 16% decline in net income to $27.4 million, or $0.29 per diluted share, compared to $32.5 million, or $0.33 per diluted share, in the second quarter of 2022. Higher interest expense partially offset by a lower provision for income tax and fewer weighted average diluted shares outstanding resulted in Adjusted EPS of $0.41 per diluted share compared with $0.48 per diluted share in the prior year.
Adjusted EBITDA increased 2% to $96.1 million from $94.4 million in the prior-year period.
Free Cash Flow was $47.7 million compared with $49.8 million in the year-ago period, primarily reflecting higher net cash interest paid and cash taxes, partially offset by lower capital expenditures.
Outlook
Everi revised its full year 2023 guidance today. Net income guidance is revised upward as a result of lower expected depreciation and amortization and income tax expense and is now expected to be in a range of $98 million to $106 million compared to the prior range of $92 million to $100 million. Adjusted EBITDA is now expected to be in a range of $380 million to $386 million compared to the prior outlook range of $384 million to $396 million, primarily due to lower gaming equipment sales in the second half of 2023 as compared to the second half of 2022. Free Cash Flow is now expected to be in a range of $147 million to $153 million compared to the prior range of $150 million to $160 million. Earnings per diluted share is now expected in the range of $1.05 to $1.13 compared to the prior expectation of $0.97 to $1.06 and Adjusted EPS is now expected to be in a range of $1.62 to $1.67 compared to the prior expectation of between $1.58 to $1.66, with the new range inclusive of the higher net income and a lower-than-previously expected diluted share count.

A summary and reconciliation of the full year 2023 financial targets are included in a supplemental table at the end of this release.

Games Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended June 30,
	2023	2022
	(in millions, except unit amounts and prices)
Games revenues
Gaming operations - Land-based casinos	$70.8	$68.2
Gaming operations - Digital iGaming	7.0	5.8
Gaming operations - Total	77.8	74.0
Gaming equipment and systems	35.3	38.3
Games total revenues	$113.1	$112.3

Operating income (1)	$24.4	$28.9

Adjusted EBITDA (2)	$58.1	$58.7

Research and development expense	$11.2	$9.5

Capital expenditures	$23.9	$28.9

Gaming operations information:
Units installed at period end:
Class II	10,552	9,792
Class III	7,260	7,672
Total installed base at period end	17,812	17,464

Average units installed during period	17,855	17,362

Daily win per unit ("DWPU") (3)	$37.22	$39.94

Unit sales information:
Units sold	1,597	1,957
Average sales price ("ASP")	$20,512	$18,800
(1) Operating income for the three months ended June 30, 2023, included $0.3 million for employee severance costs and related expenses, $0.3 million for non-recurring professional fees associated with acquisitions, and $0.2 million for office and warehouse consolidation costs. Operating income for the three months ended June 30, 2022 included $0.7 million for office and warehouse consolidation costs.
(2) For a reconciliation of net income to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP measures provided toward the end of this release.
(3) Daily win per unit excludes the impact of the direct costs associated with the Company’s wide-area progressive jackpot expense.
2023 Second Quarter Games Segment Highlights
Games segment revenues increased 1% to $113.1 million compared to $112.3 million in the second quarter of 2022, reflecting a 5% increase in gaming operations revenues, inclusive of digital gaming operations, partially offset by an 8% decrease in revenues from gaming equipment and systems sales. The recent acquisition of Video King contributed $4.1 million in revenues in the 2023 second quarter.

Operating income was $24.4 million compared to $28.9 million in the second quarter of 2022, reflecting higher operating expenses including research and development expenditures, primarily due to higher labor costs, as well as increased depreciation and amortization associated with acquisitions. Adjusted EBITDA was $58.1 million compared with $58.7 million in the second quarter of 2022.
Gaming operations revenues increased 5% to $77.8 million compared to $74.0 million a year ago.
•The installed base grew by 2% to 17,812 units from 17,464 units in the prior year. The premium portion of the installed base remained relatively flat at 48% when compared to the prior period.
•Daily Win per Unit ("DWPU") was $37.22 in the second quarter of 2023 compared to $39.94 in the second quarter of 2022.
•Revenues from digital gaming rose 21% to $7.0 million compared to $5.8 million in the second quarter of 2022. The increase reflects new customer sites, including going live in Alberta, Canada, as well as the growth in the library of available slot content.
Gaming equipment and systems revenues generated from the sale of gaming machines and other related parts and equipment, declined 8% to $35.3 million compared to $38.3 million in the second quarter of 2022.
•The Company sold 1,597 gaming machines at an average selling price (“ASP”) of $20,512 in the 2023 second quarter, compared with 1,957 units sold at an ASP of $18,800 in the 2022 second quarter.

Financial Technology Solutions Segment Full Quarter Comparative Results (unaudited)

	Three Months Ended June 30,
	2023	2022
	(in millions, unless otherwise noted)
FinTech revenues
Financial access services	$55.7	$50.9
Software and other	24.0	19.0
Hardware	15.9	15.0
FinTech total revenues	$95.6	$84.9

Operating income (1)	$28.9	$25.7

Adjusted EBITDA (2)	$38.0	$35.7

Research and development expenses	$5.4	$4.6

Capital expenditures	$6.3	$7.5

Value of financial access transactions:
Funds advanced	$3,005.0	$2,661.1
Funds dispensed	8,176.2	7,511.0
Check warranty	483.6	439.1
Total value processed	$11,664.8	$10,611.2

Number of financial access transactions:
Funds advanced	4.5	3.5
Funds dispensed	30.9	28.6
Check warranty	0.9	1.2
Total transactions completed	36.3	33.3
(1)Operating income for the three months ended June 30, 2023 included $0.9 million for employee severance costs and related expenses and $0.3 million for non-recurring professional fees associated with acquisitions, litigation and the debt amendment. Operating income for the three months ended June 30, 2022, included $0.9 million for professional fees associated with acquisitions and non-recurring litigation costs.
(2)For a reconciliation of net income and operating income to Adjusted EBITDA, see the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided toward the end of this release.
2023 Second Quarter Financial Technology Solutions ("FinTech") Segment Highlights
FinTech revenues for the 2023 second quarter increased 13% to $95.6 million compared to $84.9 million in the second quarter of 2022, reflecting a 26% gain in software and other revenues, 9% growth in financial access services, and a 6% increase in hardware sales.
Operating income increased 12% to $28.9 million compared to $25.7 million in the prior-year period, reflecting higher revenues partially offset by higher operating expenses and increased research and development expense for new and enhanced products. Adjusted EBITDA rose 6% to $38.0 million compared to $35.7 million in the 2022 second quarter.
•Financial access services revenues, which include cashless and cash-dispensing debit and credit card transactions and check services, increased 9% to $55.7 million compared with the 2022 second quarter, reflecting higher same-store financial funding transactions, as well as continued growth from new customer additions. Funds delivered to casino floors increased 10% to an all-time quarterly record of $11.7 billion on a 9% increase in the number of financial transactions and an increase in average transaction size. Cashless transactions (including both digital wallet and the sale of paper gaming vouchers) increased 48% over the 2022 second quarter and 8% on a quarterly sequential basis, while still representing less than 5% of funding transactions. The Company’s CashClub Wallet technology is currently installed or being deployed across 22 jurisdictions at 45 properties.
•Software and other revenues, which include Loyalty and RegTech software, product subscriptions, kiosk maintenance services, and other revenues, rose 26% to $24.0 million in the second quarter of 2023 compared to $19.0 million in the second quarter of 2022. Approximately 77% and 78% of software and other revenues were of a recurring nature in the 2023 and 2022 second quarter periods, respectively.
•Hardware sales revenues increased 6% to $15.9 million compared to $15.0 million in the second quarter of 2022.
Balance Sheet, Liquidity and Cash Flow
•As of June 30, 2023, the Company had $210.6 million of cash and cash equivalents compared with $293.4 million as of December 31, 2022. The Net Cash Position was $28.4 million compared with $89.2 million as of December 31, 2022.
•Total debt decreased to $986.5 million at June 30, 2023, from $992.5 million as of December 31, 2022, as the Company paid $6.0 million on its secured term loan during the 2023 first quarter.
•Cash paid for interest, net of interest income, was $14.4 million in the 2023 second quarter compared with $7.6 million in the year-ago period. The increase in net interest paid was primarily due to the impact of rising interest rates. In addition to the Company's variable-rate term debt and notes outstanding, interest expense also includes the impact of rising rates on third-party commercial cash arrangements associated with certain of the Company's funding of financial access services. These fees were $5.9 million for the 2023 second quarter on a daily average balance of $310.7 million compared to $1.7 million on a daily average balance of $382.8 million for the 2022 second quarter.
•In May 2023, the Company completed the acquisition of the assets of VKGS LLC ("Video King"), a privately-owned provider of integrated electronic bingo gaming tablets, video gaming content, instant win games, and systems for cash consideration of approximately $61.3 million, inclusive of estimated customary net working capital adjustments of which $59.2 million was paid in the quarter.
•During the quarter, the Company repurchased 2.7 million shares of its common stock for total consideration of $40.0 million under the current 18-month, $180 million share repurchase authorization. Currently $140.0 million is remaining under this authorization.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss its 2023 second quarter results at 11:00 a.m. EST (8:00 a.m. PST) today. The conference call may be accessed live by phone by dialing (201) 689-8471. A replay of the call will be available beginning at 2:00 p.m. ET today and may be accessed by dialing (412) 317-6671; the PIN number is 13739295. A replay will be available until August 16, 2023. The call also will be webcast live and archived on www.everi.com (select “Investors” followed by “Events & Contact”).
Non-GAAP Financial Information
In order to enhance investor understanding of the underlying trends in our business, our cash balance, and cash available for our operating needs, and to provide for better comparability between periods in different years, we are providing in this press release Adjusted EBITDA, Free Cash Flow, Adjusted EPS, Net Cash Position and Net Cash Available, which are not measures of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, these measures should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. These measures should be read in conjunction with our net earnings, operating income, and cash flow data prepared in accordance with GAAP. With respect to Net Cash Position and Net Cash Available, these measures should be read in conjunction with cash and cash equivalents prepared in accordance with GAAP.
We define Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, of debt, non-cash stock compensation expense, accretion of contract rights, non-recurring litigation costs net of settlements and insurance proceeds received, facilities consolidation costs, asset acquisition expense, non-recurring professional fees, debt amendment costs and other one-time charges and benefits. We present Adjusted EBITDA, as we use this measure to manage our business and consider this measure to be supplemental to our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA; and our credit facility and senior unsecured notes require us to comply with a consolidated secured leverage ratio that includes performance metrics substantially similar to Adjusted EBITDA.
We define Free Cash Flow as Adjusted EBITDA less cash paid for interest net of cash received for interest income, cash paid for capital expenditures, cash paid for placement fees, and cash paid for taxes net of refunds. We present Free Cash Flow as a measure of performance. It should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures.
A reconciliation of the Company’s net income per GAAP to Adjusted EBITDA and Free Cash Flow is included in the Unaudited Reconciliation of Selected Financial GAAP to Non-GAAP Measures provided at the end of this release. Additionally, a reconciliation of each segment’s operating income to EBITDA and Adjusted EBITDA is also included. On a segment level, operating income per GAAP, rather than net earnings per GAAP, is reconciled to EBITDA and Adjusted EBITDA as the Company does not report net earnings by segment. Management believes that this presentation is meaningful to investors in evaluating the performance of the Company’s segments.
We define Adjusted EPS as earnings per diluted share before non-cash stock compensation expense, accretion of contract rights, amortization of acquired intangible assets, non-recurring litigation costs net of settlements and insurance proceeds received, facilities consolidation costs, asset acquisition expense, non-recurring professional fees, and one-time charges and benefits. We consider Adjusted EPS as a supplemental measure to our operating performance and believe it provides investors with another indicator of our operating performance. A reconciliation of the Company’s earnings per diluted share per GAAP to Adjusted EPS is included in the Unaudited Reconciliation of Earnings per Diluted Share to Adjusted EPS provided at the end of this release.
We define Net Cash Position as cash and cash equivalents plus settlement receivables less settlement liabilities and Net Cash Available as Net Cash Position plus undrawn amounts available under our revolving credit facility. We present Net Cash Position because our cash position, as measured by cash and cash equivalents, depends upon changes in settlement receivables and the timing of payments related to settlement liabilities. As such, our cash and cash equivalents can change substantially based upon the timing of our receipt of payments for settlement receivables and payments we make to customers for our settlement liabilities. We present Net Cash Available as management monitors this amount in connection with its forecasting of cash flows and future cash requirements.
A reconciliation of the Company’s cash and cash equivalents per GAAP to Net Cash Position and Net Cash Available is included in the Unaudited Reconciliation of Cash and Cash Equivalents to Net Cash Position and Net Cash Available provided at the end of this release.
Cautionary Note Regarding Forward-Looking Statements
This press release contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance, but instead are based only on our current beliefs, expectations, and assumptions regarding the future of our business, plans and strategies, projections, anticipated events and trends, the economy, and other future conditions, as of the date this press release is issued. Forward-looking statements often, but do not always, contain words such as “expect,” “anticipate,” “aim to,” “designed to,” “intend,” “plan,” “believe,” “goal,” “target,” “future,” “assume,” “estimate,” “indication,” “seek,” “project,” “may,” “can,” “could,” “should,” “favorably positioned,” or “will” and other words and terms of similar meaning. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which are based only on information currently available to us and only as of the date hereof. We undertake no obligation to update or publicly revise any forward-looking statements as a result of new information, future developments or otherwise.
Examples of forward-looking statements include, among others, statements regarding our ability to execute on key initiatives and deliver ongoing operating and financial improvements, including guidance related to 2023 financial and operational metrics, such as maintaining revenue, earnings and Free Cash Flow momentum; sustaining our growth; driving growth of the gaming operations installed base and DWPU; expanding the portions of the gaming floor the Company’s games address, including into the Historical Horse Racing category of gaming devices and the Company's overall targeted ship share of gaming machines sold; successfully performing obligations required by acquisition agreements; and creating incremental value for our shareholders, as well as statements regarding our expectations for the industry environment and mitigating potential challenges created by macroeconomic uncertainties and conditions; and the adoption of our products and technologies.
Forward-looking statements are subject to inherent risks, uncertainties, and changes in circumstances that are often difficult to predict and many of which are beyond our control, including, but not limited to, statements regarding: macro-economic impacts on consumer discretionary spending, interest rates and interest expense; global supply chain disruption; inflationary impact on supply chain costs; inflationary impact on labor costs and retention; equity incentive activity and compensation expense; our ability to maintain revenue, earnings, and cash flow momentum or lack thereof; changes in global market, business and regulatory conditions whether as a result of a pandemic or other economic or geopolitical developments around the world, including availability of discretionary spending income of casino patrons as well as expectations for the closing or re-opening of casinos; product innovations that address customer needs in a new and evolving operating environment; to enhance shareholder value in the long-term; trends in gaming establishment and patron usage of our products; benefits realized by using our products and services; benefits and/or costs associated with mergers, acquisitions, and/or strategic alliances; product development, including the benefits from the release of new products, new product features, product enhancements, or product extensions; regulatory approvals and changes; gaming, financial regulatory, legal, card association, and statutory compliance and changes; the implementation of new or amended card association and payment network rules or interpretations; consumer collection activities; competition (including consolidations); tax liabilities; borrowings and debt repayments; goodwill impairment charges; international expansion or lack thereof; resolution of litigation or government investigations; our share repurchase and dividend policy; new customer contracts and contract renewals or lack thereof; and financial performance and results of operations (including revenue, expenses, margins, earnings, cash flow, and capital expenditures).
Our actual results and financial condition may differ materially from those indicated in forward-looking statements, and important factors that could cause them to do so include, but are not limited to, the following: our ability to generate profits in the future and to create incremental value for shareholders; our ability to withstand economic slowdowns, inflationary and other economic factors that pressure discretionary consumer spending; our ability to execute on mergers, acquisitions and/or strategic alliances, including our ability to integrate and operate such acquisitions or alliances consistent with our forecasts in order to achieve future growth; our ability to execute on key initiatives and deliver ongoing improvements; expectations regarding growth for the Company’s installed base and daily win per unit; expectations regarding placement fee arrangements; inaccuracies in underlying operating assumptions; our ability to withstand direct and indirect impacts of a pandemic outbreak or other public health crisis of uncertain duration on our business and the businesses of our customers and suppliers, including as a result of actions taken in response to governments, regulators, markets and individual consumers; changes in global market, business, and regulatory conditions arising as a result of economic, geopolitical and other developments around the world, including a global pandemic, increased conflict and political turmoil, capital market disruptions and instability of financial institutions; climate change or currently unexpected crises or natural disasters; our leverage and the related covenants that restrict our operations; our ability to comply with our debt covenants and our ability to generate sufficient cash to service all of our indebtedness, fund working capital, and capital expenditures; our ability to withstand the loss of revenue during a closure of our customers’ facilities; our ability to maintain our current customers; our ability to replace revenue associated with terminated contracts or margin degradation from contract renewals: expectations regarding customers’ preferences and demands for future product and service offerings; our ability to successfully introduce new products and services, including third-party licensed content; gaming establishment and patron preferences; failure to control product development costs and create successful new products; the overall growth or contraction of the gaming industry; anticipated sales performance; our ability to prevent, mitigate, or timely recover from cybersecurity breaches, attacks, and compromises or other security vulnerabilities; national and international economic and industry conditions including the prospect of a shutdown of the U.S. federal government; changes in gaming regulatory, financial regulatory, legal, card association, and statutory requirements; the impact of evolving legal and regulatory requirements, including emerging environmental, social and governance requirements; regulatory and licensing difficulties, competitive pressures and changes in the competitive environment; operational limitations; changes to tax laws; uncertainty of litigation outcomes; interest rate fluctuations; business prospects; unanticipated expenses or capital needs; technological obsolescence and our ability to adapt to evolving technologies; employee hiring, turnover, and retention; our ability to comply with regulatory requirements under the Payment Card Industry (“PCI”) Data Security Standards and maintain our certified status; and those other risks and uncertainties discussed in “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”). Given these risks and uncertainties, there can be no assurance that the forward-looking information contained in this press release will in fact transpire or prove to be accurate.
This press release should be read in conjunction with our Annual Report on Form 10-K for the year ended December 31, 2022, and with the information included in our other press releases, reports and other filings with the SEC. Understanding the information contained in these filings is important in order to fully understand our reported financial results and our business outlook for future periods.
About Everi
Everi's mission is to lead the gaming industry through the power of people, imagination, and technology. As one of the largest suppliers of technology solutions for the casino floor that also has an expanding focus in adjacent industries, our commitment is to continually develop products and services that provide gaming entertainment, improve our customers' patron engagement, and help our customers operate their businesses more efficiently. We develop entertaining game content, gaming machines, and gaming systems to serve our land-based, iGaming and bingo operators. Everi is a leading innovator and provider of trusted financial technology solutions that power casino floors, improve casinos' operational efficiencies, and fulfill regulatory compliance requirements. The Company also develops and supplies player loyalty tools and mobile-first applications that drive increased patron engagement for our customers and venues in the casino, sports, entertainment, and hospitality industries. For more information, please visit www.everi.com, which is updated regularly with financial and other information about the company.
Investor Relations Contacts:
Everi Holdings Inc.
Jennifer Hills
VP, Investor Relations

702-676-9513 or jennifer.hills@everi.com

JCIR
Richard Land, James Leahy
212-835-8500 or evri@jcir.com
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EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME
(In thousands, except earnings per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues
Games revenues
Gaming operations	$77,781	$74,079	$153,090	$144,417
Gaming equipment and systems	35,351	38,268	67,416	66,266
Games total revenues	113,132	112,347	220,506	210,683
FinTech revenues
Financial access services	55,660	50,876	111,874	100,755
Software and other	23,995	18,997	48,210	36,864
Hardware	15,930	15,002	28,599	24,536
FinTech total revenues	95,585	84,875	188,683	162,155
Total revenues	208,717	197,222	409,189	372,838
Costs and expenses
Games cost of revenues(1)
Gaming operations	8,388	6,122	15,194	12,117
Gaming equipment and systems	20,141	23,394	40,390	40,176
Games total cost of revenues	28,529	29,516	55,584	52,293
FinTech cost of revenues
Financial access services	2,697	2,470	5,596	4,645
Software and other	1,923	886	3,346	1,821
Hardware	10,574	10,362	19,022	16,303
FinTech total cost of revenues	15,194	13,718	27,964	22,769
Operating expenses	61,390	55,051	120,582	104,876
Research and development	16,637	14,064	32,733	26,583
Depreciation	19,522	15,678	38,471	30,898
Amortization	14,173	14,646	28,537	28,279
Total costs and expenses	155,445	142,673	303,871	265,698
Operating income	53,272	54,549	105,318	107,140
Other expenses
Interest expense, net of interest income	20,136	12,294	38,106	23,642
Total other expenses	20,136	12,294	38,106	23,642
Income before income tax	33,136	42,255	67,212	83,498
Income tax provision	5,740	9,734	11,750	19,455
Net income	27,396	32,521	55,462	64,043
Foreign currency translation gain (loss)	118	(2,606)	(68)	(2,026)
Comprehensive income	$27,514	$29,915	$55,394	$62,017

Earnings per share
Basic	$0.31	$0.35	$0.62	$0.70
Diluted	$0.29	$0.33	$0.59	$0.65
Weighted average common shares outstanding
Basic	88,213	91,710	88,866	91,560
Diluted	93,472	98,706	94,708	99,249
(1) Exclusive of depreciation and amortization.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value amounts)

	At June 30,	At December 31,
	2023	2022
ASSETS
Current assets
Cash and cash equivalents	$210,618	$293,394
Settlement receivables	83,087	263,745
Trade and other receivables, net of allowances for credit losses of $5,057 and $4,855 at June 30, 2023 and December 31, 2022, respectively	117,392	118,895
Inventory	74,403	58,350
Prepaid expenses and other current assets	43,342	38,822
Total current assets	528,842	773,206
Non-current assets
Property and equipment, net	133,475	133,645
Goodwill	740,344	715,870
Other intangible assets, net	255,408	238,275
Other receivables	28,280	27,757
Deferred tax assets, net	532	1,584
Other assets	25,216	27,906
Total non-current assets	1,183,255	1,145,037
Total assets	$1,712,097	$1,918,243
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Settlement liabilities	$265,274	$467,903
Accounts payable and accrued expenses	200,279	217,424
Current portion of long-term debt	3,000	6,000
Total current liabilities	468,553	691,327
Non-current liabilities
Deferred tax liabilities, net	13,015	5,994
Long-term debt, less current portion	970,230	971,995
Other accrued expenses and liabilities	18,116	31,286
Total non-current liabilities	1,001,361	1,009,275
Total liabilities	1,469,914	1,700,602
Commitments and contingencies
Stockholders’ equity
Convertible preferred stock, $0.001 par value, 50,000 shares authorized and no shares outstanding at June 30, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.001 par value, 500,000 shares authorized and 122,295 and 87,695 shares issued and outstanding at June 30, 2023, respectively, and 119,390 and 88,036 shares issued and outstanding at December 31, 2022, respectively	122	119
Additional paid-in capital	544,704	527,465
Retained earnings (accumulated deficit)	34,196	(21,266)
Accumulated other comprehensive loss	(4,265)	(4,197)
Treasury stock, at cost, 34,600 and 31,353 shares at June 30, 2023 and December 31, 2022, respectively	(332,574)	(284,480)
Total stockholders’ equity	242,183	217,641
Total liabilities and stockholders’ equity	$1,712,097	$1,918,243

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2023	2022
Cash flows from operating activities
Net income	$55,462	$64,043
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	38,471	30,898
Amortization	28,537	28,279
Non-cash lease expense	2,725	2,257
Amortization of financing costs and discounts	1,427	1,427
Loss on sale or disposal of assets	350	289
Accretion of contract rights	4,670	4,897
Provision for credit losses	5,591	4,275
Deferred income taxes	6,065	18,548
Reserve for inventory obsolescence	867	468
Stock-based compensation	9,653	10,311
Changes in operating assets and liabilities:
Settlement receivables	180,816	30,041
Trade and other receivables	(898)	(8,888)
Inventory	(13,962)	(15,157)
Prepaid expenses and other assets	(656)	(23,892)
Settlement liabilities	(202,811)	(87,607)
Accounts payable and accrued expenses	(20,107)	14,046
Net cash provided by operating activities	96,200	74,235
Cash flows from investing activities
Capital expenditures	(60,035)	(60,044)
Acquisitions, net of cash acquired	(59,151)	(33,250)
Proceeds from sale of property and equipment	101	67
Placement fee agreements	—	(547)
Net cash used in investing activities	(119,085)	(93,774)
Cash flows from financing activities
Repayments of term loan	(6,000)	(3,000)
Proceeds from exercise of stock options	7,115	719
Treasury stock - restricted stock vesting, net of shares withheld	(8,071)	(11,582)
Treasury stock - repurchase of shares	(40,000)	(30,298)
Payment of contingent consideration, acquisition	(10,412)	—
Net cash used in financing activities	(57,368)	(44,161)
Effect of exchange rates on cash and cash equivalents	382	(450)
Cash, cash equivalents and restricted cash
Net decrease for the period	(79,871)	(64,150)
Balance, beginning of the period	295,063	303,726
Balance, end of the period	$215,192	$239,576

Supplemental cash disclosures
Cash paid for interest	$42,474	$22,259
Cash paid for income tax, net	4,231	87
Supplemental non-cash disclosures
Accrued and unpaid capital expenditures	$1,880	$3,587
Transfer of leased gaming equipment to inventory	3,636	4,078

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF CASH AND CASH EQUIVALENTS
TO NET CASH POSITION AND NET CASH AVAILABLE
(In thousands)

	At June 30,	At December 31,	At June 30,
	2023	2022	2022
Cash available
Cash and cash equivalents (1)	$210,618	$293,394	$238,106
Settlement receivables	83,087	263,745	59,195
Settlement liabilities	(265,274)	(467,903)	(204,199)
Net Cash Position	28,431	89,236	93,102

Undrawn revolving credit facility	125,000	125,000	125,000
Net Cash Available	$153,431	$214,236	$218,102
(1) Cash and cash equivalents does not include $4.6 million, $1.7 million, and $1.5 million of restricted cash at June 30, 2023, December 31, 2022, and June 30, 2022, respectively.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF EARNINGS PER DILUTED SHARE
TO ADJUSTED EPS
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Net income	$27,396	$32,521	$55,462	$64,043
Weighted average common shares - diluted	93,472	98,706	94,708	99,249
Earnings per diluted share	$0.29	$0.33	$0.59	$0.65

Non-cash stock compensation expense	0.05	0.06	0.10	0.10
Accretion of contract rights	0.02	0.03	0.05	0.05
Amortization of acquired intangible assets (1)	0.07	0.08	0.14	0.15
Office and warehouse consolidation	—	0.01	—	0.01
Employee severance costs and other expenses	0.01	—	0.01	—
Asset acquisition and non-recurring professional fees	—	0.01	—	0.02
Income tax impact on adjustments (2)	(0.03)	(0.04)	(0.05)	(0.08)
Adjusted EPS (3)	$0.41	$0.48	$0.84	$0.90
(1) Includes amortization of developed technology and software, customer contracts, trademarks and other similar items that the Company acquired through business combinations with fair values assigned in connection with the purchase accounting valuation process.
(2) The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate for the respective non-GAAP adjustments.
(3) Adjusted EPS is calculated based on diluted shares outstanding. The financial measure calculated under GAAP, which is most directly comparable to Adjusted EPS is earnings per diluted share.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended June 30, 2023
	Games	FinTech	Total
Net income			$27,396
Income tax provision			5,740
Interest expense, net of interest income			20,136
Operating income	$24,395	$28,877	$53,272

Plus: depreciation and amortization	28,140	5,555	33,695
EBITDA	$52,535	$34,432	$86,967

Non-cash stock-based compensation expense	2,449	2,379	4,828
Accretion of contract rights	2,335	—	2,335
Litigation fees, net of insurance proceeds received	—	100	100
Office and warehouse consolidation	162	—	162
Employee severance costs and other expenses	347	884	1,231
Debt amendment costs	—	56	56
Asset acquisition expense, non-recurring professional fees and other	289	93	382
Adjusted EBITDA	$58,117	$37,944	$96,061

Cash paid for interest, net (1)			(14,407)
Cash paid for capital expenditures			(30,214)
Cash paid for income taxes, net			(3,766)
Free Cash Flow			$47,674

(1) Cash paid for interest, net includes the cash received for interest income of $3.0 million.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Three Months Ended June 30, 2022
	Games	FinTech	Total
Net income			$32,521
Income tax provision			9,734
Interest expense, net of interest income			12,294
Operating income	$28,883	$25,666	$54,549

Plus: depreciation and amortization	23,801	6,523	30,324
EBITDA	$52,684	$32,189	$84,873

Non-cash stock-based compensation expense	2,815	2,685	5,500
Accretion of contract rights	2,470	—	2,470
Office and warehouse consolidation	678	—	678
Non-recurring professional fees and other	34	868	902
Adjusted EBITDA	$58,681	$35,742	$94,423

Cash paid for interest, net (1)			(7,558)
Cash paid for capital expenditures			(36,405)
Cash paid for placement fees			(547)
Cash paid for income taxes, net			(128)
Free Cash Flow			$49,785
(1) Cash paid for interest, net includes the cash received for interest income of $0.2 million, as compared to the previously reported cash paid for interest of $7.8 million for the three months ended June 30, 2022.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Six Months Ended June 30, 2023
	Games	FinTech	Total
Net income			$55,462
Income tax provision			11,750
Interest expense, net of interest income			38,106
Operating income	$46,674	$58,644	$105,318

Plus: depreciation and amortization	54,655	12,353	67,008
EBITDA	$101,329	$70,997	$172,326

Non-cash stock-based compensation expense	4,921	4,732	9,653
Accretion of contract rights	4,670	—	4,670
Litigation fees, net of insurance proceeds received	—	(56)	(56)
Employee severance costs and other expenses	347	884	1,231
Office and warehouse consolidation	209	—	209
Debt amendment costs	—	56	56
Asset acquisition expense, non-recurring professional fees and other	361	93	454
Adjusted EBITDA	$111,837	$76,706	$188,543

Cash paid for interest, net (1)			(36,546)
Cash paid for capital expenditures			(60,035)
Cash paid for income taxes, net			(4,231)
Free Cash Flow			$87,731
(1) Cash paid for interest, net includes the cash received for interest income of $5.9 million, The previously reported cash paid for interest for the three months ended March 31, 2023 was adjusted from $25.1 million to reflect the cash received for interest of $2.9 million.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF SELECTED FINANCIAL GAAP TO NON-GAAP MEASURES
(In thousands)

	Six Months Ended June 30, 2022
	Games	FinTech	Total
Net income			$64,043
Income tax provision			19,455
Interest expense, net of interest income			23,642
Operating income	$56,680	$50,460	$107,140

Plus: depreciation and amortization	46,587	12,590	59,177
EBITDA	$103,267	$63,050	$166,317

Non-cash stock-based compensation expense	5,286	5,025	10,311
Accretion of contract rights	4,897	—	4,897
Office and warehouse consolidation	678	—	678
Non-recurring professional fees and other	34	1,808	1,842
Adjusted EBITDA	$114,162	$69,883	$184,045

Cash paid for interest, net (1)			(21,939)
Cash paid for capital expenditures			(60,044)
Cash paid for placement fees			(547)
Cash paid for income taxes, net			(87)
Free Cash Flow			$101,428
(1) Cash paid for interest, net includes the cash received for interest income of $0.3 million, as compared to the previously reported cash paid for interest of $22.3 million for the six months ended June 30, 2022. The previously reported cash paid for interest for the three months ended March 31, 2022 was adjusted from $14.4 million to reflect the cash received for interest of $0.1 million.

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF PROJECTED NET INCOME TO PROJECTED EBITDA AND PROJECTED ADJUSTED EBITDA, AND TO PROJECTED FREE CASH FLOW
FOR THE YEAR ENDING DECEMBER 31, 2023
(In thousands)

	2023 Guidance Range

Projected net income	$98,000	$106,000

Projected income tax provision @ 18% - 20%	18,000	22,000
Projected interest expense, net of interest income	86,000	81,000
Projected operating income	$202,000	$209,000
Plus: projected depreciation and amortization	140,000	145,000
Projected EBITDA	$342,000	$354,000

Projected non-cash stock compensation expense	21,000	18,000
Projected accretion of contract rights	10,000	9,000
Projected office consolidation costs, asset acquisition, employee severance, non-recurring professional fees, and certain litigation fees	7,000	5,000
Projected Adjusted EBITDA	$380,000	$386,000

Projected cash paid for interest, net	(83,000)	(79,000)
Projected cash paid for capital expenditures	(112,000)	(119,000)
Projected cash paid for new production facility and IT infrastructure expenditures	(30,000)	(25,000)
Projected cash paid for placement fees	(1,000)	—
Projected cash paid for income taxes, net of refunds	(7,000)	(10,000)
Projected Free Cash Flow	$147,000	$153,000

EVERI HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED RECONCILIATION OF PROJECTED EARNINGS PER DILUTED SHARE
TO PROJECTED ADJUSTED EPS
FOR THE YEAR ENDING DECEMBER 31, 2023
(In thousands, except per share amounts)

	2023 Guidance Range
Projected net income	$98,000	$106,000
Projected weighted average common shares - diluted	93,472	93,472
Projected earnings per diluted share	$1.05	$1.13

Projected non-cash stock compensation expense	0.22	0.19
Projected amortization of acquired intangible assets (1)	0.30	0.33
Projected accretion of contract rights	0.11	0.10
Projected office consolidation costs, asset acquisition, employee severance, non-recurring professional fees, and certain litigation fees	0.07	0.05
Income tax impact of adjustments (2)	(0.13)	(0.13)
Projected Adjusted EPS (3)	$1.62	$1.67
(1) Includes amortization of developed technology and software, customer contracts, trademarks and other similar items that the Company acquired through business combinations with fair values assigned in connection with the purchase accounting valuation process.
(2) The income tax impact of non-GAAP adjustments is calculated using a projected tax rate for the non-GAAP adjustments.
(3) Projected Adjusted EPS is calculated based on projected diluted shares outstanding. The financial measure calculated under GAAP, which is most directly comparable to Projected Adjusted EPS is projected earnings per diluted share.